Exhibit 99.1

For Immediate Release

SRI/SURGICAL EXPRESS, INC. TO BE ACQUIRED BY SYNERGY HEALTH PLC

SRI’s Shareholders to Receive $3.70 Per Share in Cash

Swindon, United Kingdom and Tampa, FL – June 7, 2012 – Synergy Health plc (LSE: SRY) (“Synergy Health”), a global provider of outsourced sterilization services to the medical device market and healthcare sector, and SRI/Surgical Express, Inc. (NASDAQ: STRC) (“SRI”), a provider of central processing and supply chain management services to hospitals and surgery centers in the United States, today announced they have entered into a definitive merger agreement.

Under the terms of the agreement, a subsidiary of Synergy Health (the “Merger Sub”) will acquire all of the outstanding shares of common stock of SRI for $3.70 per share in cash through a cash tender offer followed by a merger. The transaction is valued in the aggregate at approximately $25.06 million in equity value and $38.45 million in enterprise value. The cash consideration represents a premium of approximately 17% to SRI’s closing share price on September 13, 2011, the last trading day before SRI announced that it would explore strategic alternatives. The agreement has been unanimously approved by each company’s Board of Directors.

Gerald Woodard, CEO of SRI Surgical commented, “SRI Surgical, and the healthcare customers we serve, will benefit greatly from this very strategic acquisition. Both companies have extensive expertise in sterilization technology, along with 20 years of customer service in this area. We look forward to blending the strengths of SRI and Synergy Health as we focus on the growth of our reusable surgical linens, instrument reprocessing, and CS management services.”

Dr. Richard Steeves, CEO of Synergy Health, stated, “We are very pleased to have the opportunity to bring together the strengths of Synergy Health and SRI Surgical. I feel confident that the experience and resources of Synergy Health will enable SRI to build upon its position as the leading provider of CS management services, and fulfill its ambition of becoming a national leader in the provision of environmentally sound service solutions for healthcare providers. I look forward to working with the team of talented people at SRI and embarking upon another period of sustained growth.”

Under the terms of the merger agreement, the parties anticipate that the Merger Sub will commence a tender offer for all of the outstanding shares of SRI before June 18, 2012. If the first step tender offer is successfully completed, the Merger Sub will acquire any of the SRI shares of common stock not tendered in the tender offer through a second step merger transaction in which the remaining SRI shares are converted into a right to receive the same consideration per share as paid in the tender offer. SRI has exempted the transactions contemplated by the merger agreement from its shareholder rights plan. The tender offer transaction, which is subject to customary closing conditions, is expected to close by July 16, 2012.

Completion of the tender offer is subject to, among other things, the satisfaction of the minimum tender condition of at least a majority of SRI’s outstanding shares of common stock, and other customary closing conditions. The transaction is not subject to a financing condition.

About Synergy Health plc

Synergy Health is a global leader in outsourced sterilization services to the medical device market as well as to hospitals and other healthcare providers. In addition, the business provides other outsourced services such as healthcare linen, pathology and specialist laboratory services. The business operates across health related markets in the UK & Ireland, Europe & the Middle East, Asia & Africa and the Americas. For more information, please visit www.synergyhealthplc.com.

About SRI/Surgical Express, Inc.

SRI (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and four distribution centers located throughout the United States.

Important Information about the Tender Offer

This press release is not an offer to purchase or a solicitation of an offer to sell securities of SRI. The planned tender offer by the Merger Sub for all of the outstanding shares of common stock of SRI has not yet commenced. Following the commencement of the tender offer, the Merger Sub will mail to SRI shareholders an offer to purchase and related materials and SRI will mail to its shareholders a solicitation/recommendation statement with respect to the tender offer. At the time the offer is commenced, the Merger

Sub will file a tender offer statement with the U.S. Securities and Exchange Commission (the “SEC”) on Schedule TO, and SRI will file a solicitation/recommendation statement with the SEC on Schedule 14D-9 with respect to the tender offer. Investors and SRI shareholders are strongly advised to read these materials in their entirety (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement when they become available, since they will contain important information that should be considered before any decision is made with respect to the tender offer. SRI shareholders may obtain a free copy of these materials when they become available and other documents filed by the Merger Sub or SRI with the SEC at the website maintained by the SEC at www.sec.gov. These materials also may be obtained when they become available for free by contacting the information agent for the tender offer.

Advisors

DLA Piper LLP is acting as legal advisor to Synergy Health and the Merger Sub. SRI engaged McColl Partners as financial advisor and Hill, Ward & Henderson, P.A. as legal advisor for the transaction.

Cautionary Statements

Statements in this press release that are not historical, including statements regarding SRI’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI’s reports on Forms 10-Q, 10-K, and 8-K that it periodically files with the Securities and Exchange Commission. These factors include SRI’s sales process and market acceptance of its products and services, SRI’s capital needs, SRI’s dependence on significant customers and suppliers, risks of a new product offering, risks that SRI may incur significant costs related to self-insurance retention levels for employee benefits and workers’ compensation programs, and the competitive healthcare marketplace. SRI does not undertake to update any forward-looking statements in this press release. Copies of SRI’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI’s investor relations department at (813) 891-9550 or at the Investors section of its website at www.srisurgical.com.

Media/Investor Contacts

For Synergy Health plc: Dr Richard Steeves, Chief Executive +44 7768 020202 Gavin Hill, Finance Director +44 7850 312262	For SRI/Surgical Express, Inc.: Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400